Exhibit 10.4

EXECUTION COPY

CIT Finance LLC 11 West 42nd St., 12th Floor New York, New York 10036

September 19, 2012

Exit Facility Commitment Letter

CONFIDENTIAL

Broadview Networks Holdings, Inc., debtor and debtor-in-possession

Broadview Networks, Inc., debtor and debtor-in-possession

Broadview Networks of Massachusetts, Inc., debtor and debtor-in-possession

Broadview Networks of Virginia, Inc., debtor and debtor-in-possession

Bridgecom International, Inc., debtor and debtor-in-possession

800 Westchester Avenue

5th Floor-Suite N501

Rye Brook, New York 10573

Attention: Corey Rinker, Chief Financial Officer

Ladies and Gentlemen:

Broadview Networks Holdings, Inc. (“Parent”) for itself and on behalf of its affiliates, Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc. and Bridgecom International, Inc. (collectively the “Borrowers”; and each as debtors and debtors-in-possession sometimes referred to herein as “you”) have advised CIT Finance, LLC (“CIT”); sometimes referred to herein as “we” or “us”) that they have filed voluntary Chapter 11 petitions under the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on August 22, 2012 (collectively, the “Chapter 11 Cases”) in connection with the proposed restructuring of certain outstanding 11.375% Senior Secured Notes issued by the Parent, due September 1, 2012 (the “Pre-Petition Senior Secured Notes”) pursuant to that certain Joint Prepackaged Plan of Reorganization for Broadview Networks Holdings, Inc. and its Affiliated Debtors, which was filed in the Chapter 11 Cases on August 22, 2012 (the “Plan”), by which, among other things, a portion of such Pre-Petition Senior Secured Notes (and related obligations thereunder) will be converted into and exchanged for equity in the Parent upon the emergence of the Borrowers from the Chapter 11 Cases, and the remaining Senior Secured Notes will be converted into $150,000,000 face amount, 10.50% Senior Secured Notes due October, 2017 (the “Senior Secured Notes”) (the “Plan Transaction”).

1.	Commitments.

The Borrowers have requested that CIT commit to provide a senior secured revolving credit facility to the reorganized Borrowers in an aggregate principal amount of up to $25,000,000 (which amount may be increased up to $10,000,000 under the Incremental Facility described in the Term Sheet) (subject to availability under applicable borrowing base formulae described in the Term Sheet) (the “Exit Facility”) to facilitate the Borrowers’ and the Guarantors’ emergence from bankruptcy and consummation of the Plan Transaction pursuant to and in accordance with the Plan.

The Exit Facility and the proceeds of loans advanced thereunder are to be used (i) for the payment in full of all obligations of the Borrowers required to be paid in order to cause the Effective Date (as defined in the Plan) of the Plan to occur and to substantially consummate the Plan and the Plan Transaction following Bankruptcy Court ordered confirmation of the Plan (subject to the limitations set forth in section 3 under the heading Conditions Precedent set forth in the Term Sheet), (ii) to fund fees and expenses in connection with the Plan and the Plan Transaction, (iii) to fund ongoing working capital requirements after the effective date of the Plan and following consummation of the Plan Transaction; and (iv) for general corporate purposes, including permitted acquisitions and provision of cash collateral for letters of credit issued by third parties.

Based upon and subject to the terms and conditions set forth in this commitment letter (the “Commitment Letter”) and the Summary Terms and Conditions relating to the Exit Facility attached hereto as Exhibit A (the “Term Sheet”; and together with the Commitment Letter, the “Commitment), CIT is pleased to advise you of its commitment to provide the Exit Facility, and its agreement to act as the administrative agent in respect thereof. You agree that no other agents or arrangers will be appointed, and no other titles or compensation will be awarded or paid, on account of the Exit Facility, unless approved by CIT.

In consideration of the commitments and agreements of CIT hereunder, you agree to pay the fees described in the Term Sheet, including, without limitation, the Commitment Fee, each of which shall be paid and fully earned as and when set forth in the attached Term Sheet. Notwithstanding anything herein to the contrary, the obligations of the Borrowers under this Commitment Letter shall not be effective until approved by the Bankruptcy Court.

2.	Conditions.

The Commitment does not set forth all of the terms, conditions, covenants, representations, warranties and other provisions that would be contained in the final financing agreements and related documentation of the proposed financing (which are, collectively, referred to herein as the “Loan Documentation”); rather, it only summarizes the major points of understanding which will be the basis for such Loan Documentation, which will be drafted by, and will be in form and substance reasonably satisfactory to, CIT for financing transactions of this kind. All terms used in this Commitment Letter and not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet.

The Commitment is issued by CIT based upon the financial and other information regarding the Borrowers and their affiliates and the Plan Transaction previously provided to CIT. Accordingly, the Commitment and the structure and terms of the Exit Facility set forth in the Term Sheet are subject to the fulfillment to the satisfaction of CIT of the following conditions (in addition to those set forth in the Term Sheet): there shall not have occurred after the date hereof any event, development or circumstance, other than (A) the commencement of the Chapter 11 Cases, and (B) any other event that preceded the date of this Commitment Letter and which was known to CIT prior to the date of this Commitment Letter, which has had or could reasonably be expected to have a material adverse effect on the business or condition of the Parent and its subsidiaries, taken as a whole.

3.	Information.

You hereby represent and covenant that (i) all information (other than projections, other forward looking information, or information of a general or industry specific nature), which has been or is hereafter made available to CIT by or on behalf of the Parent, any of its subsidiaries or affiliates or its representatives in connection with the transactions contemplated hereby (“Information”) when taken as a whole, is or, when furnished, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, giving effect to all written supplements and updates provided thereto, to the extent so provided not less than two business days prior to the closing of the transactions contemplated by this Commitment and (ii) the projections that have been or will be made available to CIT have been and will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time made available to CIT (it being understood that such projections are subject to uncertainties and no assurance can be given that they will be realized). You hereby agree to supplement the Information and the projections from time to time and to promptly advise us of all developments materially affecting Parent, any of its subsidiaries or affiliates or the transactions contemplated hereby until the closing date of the Exit Facility, so that the representation and warranty in the preceding sentence is correct on the closing date of the Exit Facility. In structuring and entering into the Exit Facility, CIT will be using and relying on the Information and the projections without independent verification thereof.

4.	Indemnity and Expenses.

The Borrowers agree (a) to indemnify and hold harmless CIT and any other lenders party to the financing agreements contemplated hereunder from time to time and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, attorneys, members representatives, and the successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheet), the Plan Transaction, the Plan, the Exit Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Person, (ii) arising out of a breach in bad faith by any Indemnified Person or its affiliates under this Commitment Letter or the Exit Facility found in a final, non-appealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Person, and (iii) in connection with any claim, investigation or other proceeding between or among Indemnified Persons, and (b) to reimburse each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to appraisal, consulting and auditing fees, and reasonable fees, out-of-pocket disbursements and other charges of counsel to CIT), in each case incurred in connection with the Exit Facility and the preparation of this Commitment Letter, the Loan Documentation and any security arrangements in connection therewith and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver thereof), whether or not the closing date occurs for the Exit Facility or any Loan Documentation is executed and delivered or any extensions of credit are made thereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Person, or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Exit Facility. The foregoing, and similar language set forth in the Term Sheet is not intended to and shall not narrow the breadth and scope of provisions relating to indemnification and expense reimbursement of the Agent and Lenders as may be set forth in the Loan Documentation.

5.	Commitment Fee.

To induce CIT to execute and deliver the Commitment Letter, you hereby agree to pay a nonrefundable commitment fee in an amount equal to 0.5% of the aggregate committed amount of the Exit Facility (the “Commitment Fee”), which Commitment Fee is fully earned upon your execution and delivery of this Commitment Letter, and will be paid in immediately available funds via wire transfer on or before the earliest of (a) the date that is one business day after the date that the Confirmation Order is entered, (b) the date that is one business day after the Bankruptcy Court enters an order approving payment of the Commitment Fee and (c) October 29, 2012. The Parent will promptly file in the Chapter 11 Cases, a motion or motions seeking approval of (i) the execution and delivery of this Commitment Letter, and payment of the Commitment Fee, (ii) the reimbursement of all fees, costs and expenses incurred by CIT (including attorney’s fees) in connection with the preparation and negotiation of this Commitment Letter if the motion contemplated by clause (i) of this sentence is not approved by the Bankruptcy Court, and (iii) the payment to CIT of the Commitment Fee plus the reimbursement of all fees, costs and expenses incurred by CIT (including attorney’s fees) in connection with the preparation and negotiation of this Commitment Letter, if a lender other than CIT (or one of its affiliates) provides the working capital facility contemplated herein (but not necessarily on the terms hereof).

6.	Other Services.

You acknowledge that CIT and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither CIT nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither CIT nor any of its affiliates will furnish any such information to other persons. You also acknowledge that neither CIT nor any of its affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You hereby agree that, on or after the closing of the Exit Facility, CIT or any of its affiliates may, (subject to providing you with a copy thereof at least one business day prior to publication and an opportunity to comment thereon) place “tombstone” advertisements (which may include any of Borrowers’ or their affiliates’ trade names or corporate logos and a brief description of the Exit Facility and the Plan Transaction) in publications or other media of their choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to the Borrowers’ corporate website) at CIT’s own expense. In addition, CIT may disclose the information about the Exit Facility and the Plan Transaction to market data collectors and similar service providers to the financing community.

7.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet, nor any of their respective terms or the substance thereof shall be disclosed by you, directly or indirectly, to any other person except (a) the trustee under the indenture for the Pre-Petition Senior Secured Notes (the “Trustee”), the underwriter (the “Underwriter”) for the Senior Secured Notes intended to be issued in exchange for the Pre- Petition Senior Secured Notes pursuant to the Plan Transaction (and as required in disclosure associated with the issuance of such Senior Secured Notes) and the trustee under the indenture for the Senior Secured Notes (the “New Trustee”), and your, the Underwriter’s, the Trustee’s, and the New Trustee’s respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, provided, however, that such permitted disclosures shall be made only on the condition that such matters may not, except as required by law, be further disclosed, (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (c) the Borrowers may file this Commitment Letter and the Term Sheet with the Bankruptcy Court, make the same available to all parties in interest entitled to notice in the Chapter 11 Cases in order to facilitate the Plan Transaction and introduce this Commitment Letter into evidence before the Bankruptcy Court, all as and to the extent necessary in connection with seeking to obtain confirmation of the Plan, and (d) all noteholders, their investment advisors and managers and each of their respective officers, directors, employees, attorneys, accountants and advisors. None of this Commitment Letter, the Term Sheet, nor any of their respective terms or the substance thereof shall be disclosed directly or indirectly to any other potential source of financing (excluding the parties enumerated in clause (d)of the preceding sentence) without the prior written consent of CIT. No person, other than the parties hereto, is entitled to rely upon this Commitment Letter or any of its contents or have any beneficial or legal right, remedy, or claim hereunder. No person (other than CIT) shall, except as required by law, or as permitted herein, use the name of, or refer to, CIT, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Exit Facility without the prior written consent of CIT.

8.	Survival.

The compensation, reimbursement, expense, indemnification, confidentiality, governing law, forum and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of CIT.

9.	Assignments; Amendments; Governing Law, Etc.

The Commitment shall not be assignable by you without the prior written consent of CIT. The Commitment is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and you agree that it does not create a fiduciary relationship among the parties hereto. CIT may assign its commitments hereunder to any of its affiliates or with your consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any Lender. Any such assignment to an affiliate will not relieve CIT from any of its obligations hereunder unless and until such affiliate shall have executed the Loan Documentation evidencing its agreement to fund the commitment so assigned and shall have funded such commitment. Any assignment to a Lender shall release CIT from the portion of its commitments hereunder so assigned; provided that in the event such Lender does not fund such assigned commitments, CIT shall fund such amount; provided however that this provision will automatically terminate and be of no further force or effect upon the initial advance of the Lenders under the Exit Facility. Any and all obligations of, and services to be provided by, CIT hereunder (including, without limitation, the Commitment) may be performed and any and all rights of the Agent hereunder may be exercised by or through any of its affiliates or branches. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, IF APPLICABLE, THE BANKRUPTCY CODE.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Commitment Letter, together with the Term Sheet, embodies the entire understanding among the parties hereto relating to the matters discussed herein and therein and supersedes all prior discussions, negotiations, proposals, agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof. No course of prior conduct or dealings between or among the parties hereto, no usage of trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein. Any modification or waiver of the Commitment or the terms hereof must be in writing, must be stated to be such and must be signed by an authorized representative of each party hereto.

10.	Patriot Act.

CIT hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, and each Guarantor (as defined in the Term Sheet) which information includes names and addresses and other information that will allow CIT to identify the Borrowers and each Guarantor in accordance with the Patriot Act.

11.	Acceptance of Commitment; Termination.

If you wish to accept the Commitment, please return executed counterparts of this Commitment Letter, to CIT, on or before 5:00 p.m., New York City lime, on September 19, 2012, otherwise, the offer set forth herein shall automatically terminate on such date and time and be of no further force or effect. In the event that the initial borrowing in respect of the Exit Facility does not occur on or before the first to occur of (i) January 24, 2013 or (ii) thirty (30) days after the Effective Date (as defined in the Plan) has occurred (“Commitment Expiration Date”), then this Commitment Letter and the commitment and undertakings of CIT hereunder shall automatically terminate unless CIT shall, in its discretion, agree to an extension. Before such date, CIT may terminate its obligations under this Commitment Letter as contemplated by Section 2 of this Commitment Letter and as otherwise expressly provided in this Commitment.

This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart of this Commitment Letter.

Very truly yours,

CIT FINANCE, LLC

By:
Donna H. Evans, Director

ADDITIONAL SIGNATURES ON FOLLOWING PAGE

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

The Foregoing Is Hereby Accepted And Agreed To In All Respects By The Undersigned for itself and on behalf of its subsidiaries, this 19th day of September, 2012:

BROADVIEW NETWORKS HOLDINGS, INC., debtor and debtor-in-possession

By:
	Name:	Michael Robinson
	Title	President and Chief Executive Officer

BROADVIEW NETWORKS, INC., debtor and debtor-in-possession

By:
	Name:	Michael Robinson
	Title	President and Chief Executive Officer

BROADVIEW NETWORKS OF MASSACHUSETTS, INC., debtor and debtor-in-possession

By:
	Name:	Michael Robinson
	Title	President and Chief Executive Officer

BROADVIEW NETWORKS OF VIRGINIA, INC., debtor and debtor-in-possession

By:
	Name:	Michael Robinson
	Title	President and Chief Executive Officer

BRIDGECOM INTERNATIONAL, INC., debtor and debtor-in-possession

By:
	Name:	Michael Robinson
	Title	President and Chief Executive Officer

Exhibit A

Senior Revolving Exit Facility

Summary of Indicative Terms and Conditions

TERM SHEET

BROADVIEW NETWORKS HOLDINGS, INC.

(and its Subsidiaries)

September 19, 2012

The Summary Terms and Conditions outlined below is the Term Sheet referred to in the Commitment Letter dated September 19, 2012 from the Agent to Broadview Networks Holdings, Inc. for itself and its subsidiaries, each a debtor and debtor-in-possession (the “Commitment Letter”). The Term Sheet does not purport to summarize or contain all of the conditions, covenants, representations, warranties and other provisions that will be contained in the definitive legal documentation. All terms used in this Term Sheet and not otherwise defined herein shall have the meaning ascribed to them in the Commitment Letter.

Borrowers:	Broadview Networks Holdings, Inc. (“Parent”), Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc. and Bridgecom International, Inc. (collectively, the “Borrowers”) as reorganized debtors under the Plan and pursuant to the Confirmation Order (as defined below).

Guarantors:	All direct and indirect domestic subsidiaries of Broadview (each, a “Guarantor” and, collectively, the “Guarantors”), as reorganized debtors under the Plan and pursuant to the Confirmation Order.

Administrative Agent:	CIT Finance, LLC, or an affiliate thereof (“CIT” and, in such capacity, the “Agent”).

Lenders:	CIT or, in its discretion, a syndicate of financial institutions (including CIT, and/or an affiliate thereof) reasonably acceptable to CIT and the Borrowers, with the Borrowers’ acknowledgment as to acceptability of other financial institutions not to be unreasonably withheld, conditioned or delayed (the “Lenders”) (it being understood that no Lender shall be a Competitor).

Senior Revolving Credit Facility:	$25,000,000 senior secured revolving credit facility (the “Maximum Credit Amount”) (which amount may be increased up to $10,000,000 under the Incremental Facility described below), including a sub-limit equal to 10% of the Maximum Credit Amount for swingline loans and a $10,000,000 sub-limit for the issuance of letters of credit (the “Exit Facility”).

Incremental Facility	Borrowers shall be permitted, on not more than two occasions at any time prior to the Maturity Date, to increase the Maximum Credit Amount up to a maximum of $10,000,000 in the aggregate (collectively, the “Incremental Facilities”), with any individual increase in an amount not less than $5,000,000. Each of the Incremental Facilities may be made available to the Borrowers under additional commitments from the Lenders or new commitments from other financial institutions provided that (i) no event of default shall exist or have occurred and be continuing, (ii) the Agent and the Lenders shall not be required to provide additional commitments for such Incremental Facilities, and (iii) such Incremental Facilities shall be subject to certain procedures to be agreed to by the parties and set forth in the Loan Documentation (and including the payment of applicable fees in respect of each such increase and the offering of such additional commitments to the Lenders before seeking additional Lenders). In no event shall the fees, interest rate and other compensation offered or paid in respect of additional commitments or increase in commitments to any new lender have higher rates than the amounts paid and payable to CIT or any other then existing Lenders in respect of their commitments unless the fees (other than upfront fees), interest and other compensation paid to CIT and the other existing Lenders is increased to an equivalent amount, unless otherwise agreed upon by CIT and the terms and conditions applicable to the Incremental Facilities shall be the same as for the rest of the facility, except as otherwise agreed by CIT; provided that the upfront fees payable to the Lenders in respect of such additional commitments may be different from the upfront fees payable to the Lenders in respect of their initial commitments under this Commitment Letter.

Closing Date:	The date on which the initial funding of the Exit Facility occurs pursuant to the Plan (the “Closing Date”), which shall be not later than January 24, 2013.

Borrowing Base:	All advances under the Exit Facility will be subject to a borrowing base formula, which will be comprised of trade accounts receivable subject to eligibility criteria. Eligibility definitions and criteria will be defined in the Loan Documentation (as defined below under the heading “Loan Documentation”) and will include, among other things, an account concentration limit of 20%, a $250,000 basket for governmental receivables for which the Federal Assignment of Claims Act (or applicable state law) compliance has not occurred, and a cap of $5,000,000 on the amount of unbilled accounts that may be included in the borrowing base. The Exit Facility will be available at any time for loans and L/Cs in an aggregate amount not to exceed the lesser of (i) the Maximum Credit Amount and (ii) the borrowing base. The borrowing base will be equal to (A) 85% of eligible accounts receivable, minus (B) applicable reserves. The Agent shall have the ability to impose additional eligibility criteria with respect to accounts receivable and/or impose additional reserves (including, without limitation, reserves for any taxes or other liens or claims which may be, under applicable law, senior or pari passu in priority to the liens securing the Exit Facility against the borrowing base) in its commercially reasonable discretion consistent with prior practice and market practice applicable to facilities of the nature contemplated here. Such requirement contemplates that all of the Borrowers’ debts, obligations and payables are then current in accordance with its usual business practices. CIT will have its own internal auditor or an independent accounting firm perform periodic field audit(s) of the Borrowers’ books and records, if necessary, and accounts receivable during the term of the Exit Facility (the number of such audit(s) for which Borrowers will be required to reimburse Agent, to be limited, in the absence of any default or event of default, to two per year).

Letter of Credit Issuing Bank:	Certain Lenders (including CIT) (each, an “L/C Issuer”) shall either issue letters of credit directly, or select another banking or financial institution to issue letters of credit as to which L/C Issuer shall issue letter of credit participation or support agreements (such letters of credit and letter of credit participation or support agreements are referred to herein as “L/Cs”).

To the extent that the Borrowers do not reimburse the L/C Issuer (or the swingline lender) for drawings under L/Cs (or swingline advances), the Lenders under the Exit Facility shall be unconditionally obligated to fund participations therein on a ratable basis.

Interest Rates:	The Borrowers will be required to pay interest on advances outstanding under the Exit Facility at either (i) the Base Rate plus 1.75% per annum with respect to loans priced with reference to the Base Rate (“Base Rate Loans”), or (ii) LIBOR plus 2.75% per annum with respect to loans priced with reference to LIBOR (“LIBOR Rate Loans”). Upon the occurrence and during the continuance of an Event of Default (upon written notice, except in the case of any bankruptcy, insolvency, reorganization, liquidation or other similar proceeding), amounts outstanding under the Exit Facility shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and LIBOR Rate Loans and conversions of Base Rate Loans to LIBOR Rate Loans will no longer be available. Overdue interest, fees and other amounts shall accrue interest at 2.00% above the rate applicable to Base Rate Loans.

Maturity:	The earliest of (i) five years from the Closing Date or (ii) six months prior to the stated maturity date of the Senior Secured Notes, or (iii) such earlier date after an event of default on which the Agent terminates the revolving credit commitment (the “Maturity Date”).

Availability:	Amounts available under the Exit Facility may be borrowed, repaid and re-borrowed from the Closing Date until five business days before the Maturity Date.

Fees:	All fees contemplated by the Commitment Letter as well as the following:

Agent Fee: $25,000 annual fee fully earned and payable to the Agent on the Closing Date, and on each anniversary of the Closing Date.

Unused Line Fee: An unused line fee at a rate per annum equal to (i) 0.50% shall be payable on the daily unutilized portion of the Exit Facility if outstanding loans are greater than $10,000,000, and (ii) 0.75% shall be payable on the daily unutilized portion of the Exit Facility if outstanding loans are less than or equal to $10,000,000. Such fee will be payable monthly in arrears on the first day of each month and on the date of termination of the Exit Facility commitment. The undrawn amount of outstanding L/Cs shall count as loans under the Exit Facility for purposes of calculating this fee.

L/C Fees. An L/C fee shall be payable to CIT, on behalf of each Lender with respect to such Lender’s participation in the L/Cs, at 3.00% per annum (including fronting fees) on the average daily undrawn amount of L/Cs, payable quarterly in arrears. The Borrowers shall also be responsible for paying any fees, costs or expenses (including issuance and other fees, other than fronting fees) due to any banking or financial institution (other than CIT) for any L/Cs issued by such other banking or financial institution in reliance on credit support furnished by CIT.

Purpose	The Exit Facility will be used by the Borrowers (i) for the payment in full of all obligations of the Borrowers required to be paid in order to cause the effective date of the Plan to occur and to substantially consummate the Plan and the Plan Transaction following Bankruptcy Court ordered confirmation of the Plan (subject to the limitations set forth in section 3 under the heading Conditions Precedent set forth in the Term Sheet), (ii) to fund fees and expenses in connection with the Plan and the Plan Transaction, (iii) to fund ongoing working capital requirements after the effective date of the Plan and following consummation of the Plan Transaction; and (iv) for general corporate purposes, including permitted acquisitions and provision of cash collateral for letters of credit issued by third parties.

Collateral:	The Exit Facility (including any obligations under hedging arrangements provided by the Lenders or the Agent) will be secured by perfected first priority security interests in and liens upon all tangible and intangible assets (other than Excluded Collateral) of the Borrowers, whether now owned or hereafter acquired and all proceeds and products thereof, except and only to the extent of certain liens to be granted to the collateral agent for the benefit of the holders of Senior Secured Notes under the Plan Transaction (the “Notes Collateral Agent”) with respect to all assets as to which the existing collateral agent for the benefit of the holders of the Pre-Petition Senior Secured Notes currently has (and is intended to have) a first priority security interest, including, without limitation, equipment and real estate (but shall not include any “Excluded Collateral” as such term is defined in the Indenture dated August 23, 2006 relating to the Pre- Petition Secured Notes) as to which the liens of the Agent (for the benefit of the Lenders) will be subordinated to the liens of the Notes Collateral Agent (for the benefit of the holders of the Senior Secured Notes), all as will be more fully set forth in a certain intercreditor agreement to be entered into on or before the Closing Date between (and mutually reasonably satisfactory to) the Agent and the Notes Collateral Agent. The Exit Facility will also be collateralized by a perfected first priority possessory lien and pledge of (i) 100% of the issued and outstanding capital stock or other equity interests of Parent’s direct or indirect domestic subsidiaries and (ii) 66 2/3% of the issued and outstanding capital stock or other equity interests of the Parent’s direct and indirect foreign subsidiaries, in each case, whether now owned or hereafter acquired, and a pledge of all intercompany indebtedness and, in all cases, all proceeds and products thereof. It is intended that the scope of the collateral upon which security interests and liens are granted to the Agent for the benefit of the Lenders shall not in any event be narrower than that which was granted to the agent and the lenders pursuant to the “ABL Agreement” (as defined in the Plan), as supplemented in the Chapter 11 Cases with respect to the DIP Facility (as defined in the Plan).

CERTAIN CONDITIONS

Conditions Precedent:	Closing and the initial funding under the Exit Facility will be subject to the satisfaction of all usual and customary conditions precedent deemed reasonably necessary or appropriate by the Agent and the Lenders, including, but not limited to:

1. Execution and delivery of the Loan Documentation consistent with the Term Sheet;

2. After giving effect to confirmation of the Plan and the Plan Transaction, including any loans to be made on the Closing Date, the Borrowers’ Liquidity shall be not less than $5,000,000;

3.      The Parent and its subsidiaries shall have fully and indefeasibly paid, satisfied and discharged all outstanding indebtedness to their existing working capital lender using their existing cash on hand and all commitments from such working capital lender shall have been irrevocably terminated;

4. The Agent and the Lenders shall have received and be reasonably satisfied with evidence that the Borrowers’ insurance policies are in full force and effect, consistent with historical norms;

5.      The Plan shall be confirmed, consummated and the Effective Date shall have occurred, and all agreements and undertakings of the parties thereunder to be performed by such time (other than the closing and funding of the Exit Facility) shall have been satisfied and performed and the Confirmation Order (as defined below) shall be final, valid, subsisting and continuing and all conditions precedent to the effectiveness of the Plan shall have been fulfilled, including, without limitation, the execution, delivery and performance of all terms and conditions thereof;

6.      The Agent shall have received a true and correct copy of the final order confirming the Plan in the Chapter 11 Cases (the “Confirmation Order”), which order shall be in form and substance acceptable to the Agent, entered by the Bankruptcy Court after due notice to all creditors and other parties-in-interest and as entered on the docket of the Clerk of the Bankruptcy Court, and which shall have become a “Final Order” as defined in the Plan; provided, however that the Agent may, in its sole and absolute discretion, waive or modify any requirement that the Confirmation Order be a Final Order.

7. The Confirmation Order shall have been entered by no later than October 29, 2012.

8.      Evidence (i) that the financing statements filed by the Agent (for the benefit of the Lenders) against the Borrowers to perfect the Agent’s security interests in all assets of the Borrowers as to which security interests can be perfected by filing are “first in time” relative to the financing statements filed by the Notes Collateral Agent (for the benefit of the holders of the Senior Secured Notes) for the purpose of perfecting the Notes Collateral Agent’s security interests in all assets of the Borrowers as to which security interests can be perfected by filing, (ii) that the financing statements filed by the Trustee to perfect the security interests of the Trustee (for the benefit of the holders of the Pre-Petition Senior Secured Notes in all assets of the Borrowers as to which security interests can be perfected by filing are terminated, and (iii) of a valid and perfected first priority (subject to the Intercreditor Agreement) security interest in the Collateral, as described in the Collateral section noted above;

9. The Agent and the Lenders shall have received all fees, costs and expenses due and payable to them on or prior to the Closing Date;

10.    The Agent and the Lenders shall be reasonably satisfied that the conditions precedent to the Agent’s and the Lenders’ Commitment, as set forth in the second paragraph of Section 2 of the Commitment Letter have been met;

11. The Agent shall have received such legal opinions, officer solvency certificates and other documents and instruments as are customary for transactions of this type or as it may reasonably request;

12.    Receipt of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act and OFAC, provided that any such request is made at least five (5) business days prior to the Closing Date;

13.    The Parent and its subsidiaries shall have no debt that will survive the closing of the Exit Facility other than (i) the Senior Secured Notes on terms and conditions reasonably satisfactory to CIT, and (ii) other scheduled debt, which may include certain capital leases and other customary obligations, existing on the Closing Date and reasonably approved by CIT; and

14.    The Agent and the Notes Collateral Agent shall have entered into an intercreditor and subordination agreement in form and substance satisfactory to the Agent and the Lenders and the Indenture under which the Senior Secured Notes are issued shall be in form and substance satisfactory to the Agent and the Lenders.

Conditions to Extensions of Credit:	The making of each extension of credit shall be conditioned upon (i) the accuracy in all material respects of all representations and warranties contained in the Loan Documentation (including, without limitation, the material adverse change and litigation representations), (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (iii) availability under the borrowing base.

CERTAIN DOCUMENTATION MATTERS

Loan Documentation:	The Exit Facility will be subject to the terms and conditions set forth in a definitive credit agreement, related security agreement(s), guarantees, pledge agreements, assignment agreements, control agreements and other instruments and documents, all of which will be reasonably acceptable to the Agent, the Lenders and their legal counsel and consistent with (but subject to the flexibility contemplated by) the Term Sheet (collectively, the “Loan Documentation”).

Representations and Warranties:	The Exit Facility will contain such representations and warranties by the Borrowers and Guarantors as the Agent may, in its reasonable discretion, deem to be usual, customary, necessary and/or advisable for financings of this kind, including, without limitation with respect to (i) organization, power and qualifications, (ii) ownership, (iii) authorization of the Loan Documentation and borrowing, (iv) compliance of Loan Documentation and borrowing with laws, (v) compliance with law, governmental approvals, (vi) tax returns and tax payments, (vii) intellectual property matters, (viii) environmental matters, (ix) ERISA, (x) margin stock, (xi) governmental regulation, (xii) material contracts and licenses, (xiii) employee relations, (xiv) burdensome provisions, (xv) financial statements, (xvi) no material adverse change, (xvii) titles to properties, (xviii) insurance, (xix) liens, perfected security interests, (xx) litigation, (xxi) absence of defaults (xxii) OFAC, (xxiii) common enterprise, and (xxiv) scope of disclosure.

Reporting:	The Borrowers will provide the Agent and the Lenders with periodic financial reporting, including, without limitation: audited annual financial statements; unaudited quarterly and monthly financial statements (including income statements, balance sheets and statements of cash flows); annual financial projections (on a monthly basis); compliance certificates; notice of material events; collateral reporting; monthly borrowing base certificates due on or before the 20th day of each succeeding month (subject to increased frequency if the Borrowers’ Revolving Credit Availability falls below $5,000,000); receivables and payables aging reports due on or before the 20th day of each succeeding month; quarterly capital expenditure reports in such detail as Agent shall reasonably request, due within 45 days after the end of each fiscal quarter; if applicable, copies of periodic reports as and when filed with the Securities and Exchange Commission; and such other information reasonably requested by the Agent or any Lender.

Covenants:

The Exit Facility will contain such affirmative and negative covenants (other than financial covenants to the extent not expressly provided herein) as the Agent may, in its reasonable discretion, deem to be usual, customary, necessary and/or advisable, including, without limitation the following:

Affirmative Covenants relating to and/or requiring (i) preservation of corporate existence and related matters, (ii) maintenance of property, (iii) insurance, (iv) accounting methods and financial records, (v) payment and performance of taxes and other governmental charges, (vi) compliance with laws and approvals, (vii) compliance with ERISA, (viii) compliance with agreements, (ix) visits and inspections, and (x) additional subsidiaries, real property.

Negative Covenants relating to and/or prohibiting/restricting

(i) indebtedness but permitting (a) indebtedness if the Leverage Ratio (as defined in the draft of the Senior Secured Notes Indenture dated July 20, 2012 previously provided to Agent) does not exceed 3:1 (this indebtedness can be secured if it is an add-on to the Senior Secured Notes or if it is acquired indebtedness pursuant to a Permitted Acquisition (as such term will be defined in the Loan Documentation)) and (b) $10,000,000 outstanding at any time of secured debt for purchase money debt and capitalized leases,

(ii) liens (but permitting liens securing purchase money debt and capitalized leases),

(iii) loans, advances, investments and acquisitions (but permitting (a) Permitted Acquisitions and certain other investments, subject in each case to (I) Liquidity as of the date on which the Permitted Acquisition or other investment is proposed to be committed to (such as the execution of a letter of intent or agreement to purchase, closing on a future date) (the “PA Commitment Date”) of not less than $10,000,000 and Liquidity as of the date on which the Permitted Acquisition or other investment is proposed to be consummated (the anticipated closing date of such transaction) (the “PA Closing Date”) of at least $7,500,000, in each case after giving effect to any such Permitted Acquisition or investment, (II) a Fixed Charge Coverage Ratio of at least 1:1, as of the last day of the most recent calendar quarter prior to the PA Commitment Date, for which actual financial results have been reported to Agent, as required under the Loan Documentation, (III) a pro forma Fixed Charge Coverage Ratio of at least 1:1 measured with respect to the 12-month period which includes the most recent six calendar months preceding the PA Commitment Date for which actual financial results have been reported to Agent, as required under the Loan Documentation, plus pro forma projected financial results for the next following six calendar months, taking into account the proposed Permitted Acquisition or other investment (which projected financial results shall be updated with the most current information available at the time of the PA Commitment Date and be prepared in good faith based upon assumptions that are reasonable at the time of the PA Commitment Date, including on a pro forma basis all adjustments arising out of events that are or would be directly attributable to such proposed Permitted Acquisition or proposed other investment and that are factually supportable) and (IV) no Event of Default existing or occurring as a result of such Permitted Acquisition or other investment, and (b) loans to employees of up to $1MM outstanding at any time),

(iv) mergers and liquidation,

(v) asset dispositions (provided that so long as no event of default has occurred that has not been waived in writing by the Agent, the Borrowers may sell up to $25,000,000 of assets during the term of the Credit Agreement, provided that the Borrowers shall provide at least 5 days’ notice prior to closing any such asset disposition transaction together with pro forma adjustments to the borrowing base reflecting receivables sold in the transaction and delivery to the Agent on or about the date of consummation of the asset disposition, of an updated borrowing base certificate reflecting only the result of any such sale on the borrowing base and its components),

(vi) dividends and distributions,

(vii) issuance of capital stock,

(viii) transactions with affiliates,

(ix) certain accounting changes, organizational documents and equity holder agreements,

(x) amendments prepayments and optional redemptions of Senior Secured Notes (but permitting the Specified Amendments to the Senior Secured Notes),

(xi) restrictive agreements,

(xii) nature of business, and

(xiii) impairment of security interests,

provided, however, that with regard to Restricted Payments prohibited or restricted under clauses (vi) and (x) above, permitting Restricted Payments, subject in each case to (I) Liquidity of at least $10,000,000 after giving effect to any such Restricted Payment, (II) a Fixed Charge Coverage Ratio of at least 1:1, as of the last day of the calendar quarter immediately preceding the date on which the Restricted Payment is proposed to be paid (such date, the “Proposed Restricted Payment Date”), provided that, for purposes of calculating the Fixed Charge Coverage Ratio under this clause (II), the same will include as additional “Fixed Charges”, the proposed Restricted Payment and all other

Restricted Payments actually made during the TTM Period ending on the last day of the calendar month which includes the Proposed Restricted Payment Date, (III) a pro forma Fixed Charge Coverage Ratio of at least 1:1, as of the last day of the calendar quarter following the calendar quarter which includes the Proposed Restricted Payment Date, provided that, for purposes of calculating the Fixed Charge Coverage Ratio under this clause (III), the same will be based on a combination of actual financial results (to the fullest extent then available) and projected financial results (which projected financial results shall updated with the most current financial information available at the time of the Proposed Restricted Payment Date and be prepared in good faith based upon assumptions that are reasonable at the time of the Proposed Restricted Payment Date) and the same will include as additional “Fixed Charges”, the proposed Restricted Payment and all other Restricted Payments actually made during the TTM Period ending on the last day of the calendar month which includes the Proposed Restricted Payment Date, and (IV) no Event of Default existing or occurring as a result of such Restricted Payment.

Financial Covenants:	The Exit Facility will include a springing Fixed Charge Coverage Ratio (“FCCR”) requirement of 1:1, which will be tested following the failure of the Borrowers to maintain Revolving Credit Availability of at least $5,000,000 for a period of three consecutive days (“Testing Trigger”). Upon the occurrence of the Testing Trigger, FCCR will be tested as of the last day of the most recent prior month end for which monthly financial reports have been submitted by the Borrowers to the Agent, as required by the Loan Documentation, and FCCR testing will thereafter continue until the Borrowers have maintained Revolving Credit Availability above $5,000,000 for a period of at least 30 consecutive days.

Events of Default:	Events of defaults will include those which are customarily found in financing transactions of the type contemplated hereby, including, but not limited to: nonpayment of principal or reimbursement obligations when due; nonpayment of interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); with respect to Parent and its Subsidiaries (other than Insignificant Subsidiaries) (a) cross-default to material indebtedness; (b) bankruptcy events; and (c) judgments; certain ERISA events; actual or asserted invalidity of any guarantee or security document or subordination provisions, including with respect to the intended priority of the Agent’s liens if applicable; change of control (but not changes in management); changes in instructions regarding pledged bank and securities accounts; occurrence of certain material environmental claims, loss of or failure of compliance with a license used or relied upon in the operation of the business, which could materially adversely affect the business, and business interruption for a period that would be expected to materially adversely affect the business.

Cash Management:	The Borrowers will implement cash management procedures reasonably satisfactory to the Agent, including lock box procedures and blocked account agreements that will provide for springing cash dominion following the occurrence of an event of default or upon Borrowers’ Revolving Credit Availability falling below $5,000,000, subject to reversal of cash dominion (a) in the case of Borrowers’ Revolving Credit Availability, at such time as the same exceeds $5,000,000 for a period of at least thirty consecutive days, and (b) in the case of an event of default, in the discretion of the Agent, at such time as the event of default no longer exists.

Costs and Expenses:	The Borrowers will be responsible for the payment (whether or not the transaction contemplated hereby closes or is consummated) of all of the Agent’s reasonable out of pocket costs, fees and expenses of documenting and closing the transaction contemplated hereby (including, without limitation, reasonable fees and reasonable out-of- pocket costs and expenses of outside legal counsel, travel, lodging, appraisal, consulting and auditing fees, and similar expenses) or otherwise paid or incurred by the Agent in connection with the preparation, negotiation, execution and closing of the Loan Documentation and the transaction contemplated hereby, the administration of the Exit Facility, the creation or perfection of liens and security interests in connection therewith, and any amendment, modification or waiver in respect of the Loan Documentation. The Borrowers will also be responsible for all fees and expenses of the Agent and the Lenders incurred or in connection with enforcing rights, remedies and actions taken under the Exit Facility.

Indemnification:	The Borrowers will indemnify and hold harmless the Agent and the Lenders, and their respective affiliates and controlling persons and, in each case, such parties’ respective officers, directors, employees, agents, attorneys, members, representatives and the successors and assigns of each of the foregoing (each being an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and expenses of counsel) that may be incurred by or asserted against such Indemnified Party in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding (whether or not such Indemnified Party is a party thereto) or otherwise arising out of or relating to any of the transactions contemplated hereby, any commitment or similar letter issued in connection therewith, any of the Loan Documentation, any of the Chapter 11 Cases, the Plan, the Plan Transaction, or the transactions contemplated thereby, or any action or omission of any Indemnified Party or other matter or thing under or in connection with any of the foregoing, except (with respect to any Indemnified Party) (a) for any such claims, damages, liabilities or expenses resulting solely and directly from such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable order or judgment, and (b) claims, damages, liabilities or expenses arising out of a breach in bad faith by any Indemnified Party under this Commitment Letter or the Exit Facility as determined by a court of competent jurisdiction in a final nonappealable order or judgment to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Party, and (c) any claim, litigation, investigation or proceeding between or among Indemnified Parties.

Participation and Assignment:	Provisions regarding participations and assignments will be consistent with the Agent’s usual and customary practice and consistent with historical norms for transactions such as the one contemplated here. Among other things, the Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, conditioned or delayed, of (i) the Borrowers, unless (x) the assignee is an Eligible Assignee or (y) an event of default has occurred, (ii) the Agent and (iii) the Issuing Bank. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to an Eligible Assignee), the minimum assignment amount shall be $1,000,000 (unless otherwise agreed by the Borrowers and the Agent). The Lenders shall also be permitted to sell participations in their loans.

Required Lenders:	The Lenders holding at least 51% of the loan exposure under the Exit Facility in the aggregate, except that if there are less than three Lenders, then the unanimous consent of all of the Lenders (subject to certain customary matters requiring unanimous consent of all of the Lenders).

Amendments and Waivers:	Subject to approval of Required Lenders party to the relevant Loan Documentation, except that all affected Lenders must consent to increases in commitment amounts, reductions in principal, interest and fees, extensions of maturities and release of substantially all of the guarantors and collateral.

Yield Protection:	The Loan Documentation shall contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding and other taxes and (ii) indemnifying the Lenders for “breakage costs” in connection with, among other things, any prepayment or conversion of LIBOR loans on a day other than the last day of the interest period applicable thereto.

Governing Law and Jurisdiction:	State of New York and the Bankruptcy Code, as applicable.

Waiver of Jury Trial:	Such waivers as are customary for financing transactions of the type contemplated hereby.

Agent’s Counsel:	Stradley Ronon Stevens & Young, LLP

Borrowers’ Counsel:	Willkie Farr & Gallagher LLP.

Certain Definitions:	For purposes of this Commitment, the following terms shall have the following meanings (provided however that the equivalent provisions to be set forth in any Loan Documentation need not be verbatim hereto, but rather may be revised as necessary for context, reference or as a result of the negotiation of other elements of the Exit Facility):

“Asset Disposition” means the disposition of any or all of the assets (including the Capital Stock of a subsidiary or any ownership interest in a joint venture) of any Credit Party or any subsidiary thereof to any Person (other than another Credit Party) whether by sale, lease, transfer or otherwise, including, without limitation, pursuant to any merger, consolidation or sale-leaseback transaction. The term “Asset Disposition” shall not include any Equity Issuance or Debt Issuance.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Base Rate” means, for any day, the greatest of: (i) the rate of interest per annum quoted by JPMorgan Chase Bank as its “prime rate” in effect from time to time (or if such rate is at any time not available, the prime rate so quoted by any banking institution selected by CIT), which rate is not intended to be the lowest rate charged by any such banking institution to its borrowers, (ii) the Federal Funds Effective Rate per annum plus 0.50% and (iii) the Three-Month LIBO Rate on such day plus 1%. Interest on Prime Rate loans will be computed and payable monthly in arrears on the basis of a 365 day year and based on the actual number of days elapsed.

“Business Unit” means the assets constituting the business or a division or operating unit thereof of any Person.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a Consolidated balance sheet of the Parent and its subsidiaries prepared in accordance with GAAP.

“Capital Lease” means any lease of any property by any Credit Party, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of Parent and its subsidiaries.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Competitor” means any person (a) which either itself or whose controlled affiliates shall have control over, or control over the voting rights of, issued and outstanding voting stock representing a majority of the voting power of any Restricted Telecom Operator or (b) which is a Restricted Telecom Operator or in which a Restricted Telecom Operator, or any of its controlled affiliates, shall have a direct or indirect voting interest greater than 50% or whose board of directors is otherwise controlled by a Restricted Telecom Operator; provided, however, that in no event shall any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has (i) at least $5,000,000,000 in assets and (ii) a rating of “A” or higher from S&P and a rating of Baal or higher from Moody’s, be a Competitor. “Credit Parties” means, collectively, the Borrowers and the Guarantors.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party, excluding any Indebtedness of any Credit Party permitted to be incurred pursuant to the Exit Facility. For the avoidance of doubt, “Debt Issuance” does not include the issuance of Disqualified Capital Stock or debt securities by a Credit Party pursuant to the Exit Facility.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (other than as a result of a change of control) relating to the Borrower) on or prior to the first anniversary of the date specified in clause (a) of the definition of the term “Maturity Date” for cash or is convertible into or exchangeable for debt securities of Parent or its subsidiaries at any time prior to such anniversary.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in the determination of Net Income for such period, (i) Interest Expense, (ii) income tax expense net of tax refunds, (iii) depreciation and amortization expense, (iv) any non-cash charges, including, any losses attributable to the write-down of assets or impairment of assets or intangibles (i.e., goodwill) and amortization of financing costs, (v) any non-recurring losses attributable to Asset Dispositions, including without limitation dispositions of Business Units or subsidiaries, outside the ordinary course of business,

(vi) losses attributable to extra-ordinary items, (vii) any losses arising from the sale or disposition of any capital assets, (viii) non-cash income reduction adjustments derived from or related to changes in workman’s compensation reserves, general liability reserves, deferred compensation, retirement expenses, straight line rent accrual, swap losses and changes in FAS106/158 related to income, (ix) any nonrecurring reasonable and documented cash or non-cash expenses related to the Chapter 11 Cases (including without limitation, management transaction bonus and employee retention expenses and legal, consulting and advisory fees), and(x) employee severance expenses not to exceed $3,000,000 for such period or $5,000,000 in the aggregate for all periods during the term of this Agreement, but in all cases, only to the extent arising in connection with restructuring transactions and not in the ordinary course of business, minus (b) without duplication and to the extent included in determining Net Income for such period, the sum of (i) any gains attributable to extraordinary items, (ii) any gains attributable to the sale or disposition of any capital assets, (iii) tax benefits, (iv) non-cash income increase adjustments derived from or related to changes in workman’s compensation reserves, general liability reserves, deferred compensation, retirement expenses, straight line rent accrual, swap gains and changes in FAS 106/158 related to income, and write-up of assets or intangibles (i.e. negative goodwill), (v) any non-recurring gains attributable to Asset Dispositions, including without limitation dispositions of Business Units or subsidiaries, outside the ordinary course of business, and (vi) non-cash interest income, in each case on a Consolidated basis for Parent and its subsidiaries for such period. For this purpose, a “non-cash charge” and a “non-cash income reduction adjustment” are those which involve no cash expenditure in the relevant period and a “non-cash gain” and a “non-cash income increase adjustment” are those which involve no cash receipt in the relevant period.

“Eligible Assignee” means (a) a Lender, (b) an affiliate of a Lender, (c) an approved fund, and (d) any other Person (other than a natural person) approved by the Agent, each Issuing Bank and, unless a Default or Event of Default has occurred and is continuing, the Administrative Borrower (each such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall in any event not include (A) a Credit Party or any affiliate or Subsidiary of a Credit Party or (B) any Competitor.

“Equity Issuance” means any issuance by a Credit Party to any Person which is not a Credit Party of (a) its Capital Stock, (b) its Capital Stock pursuant to the exercise of options or warrants or (c) its Capital Stock pursuant to the conversion of any debt securities to equity.

“Equity Redemptions” means the purchase, redemption, retirement or other acquisition, directly or indirectly by any Borrower or Subsidiary of its Capital Stock.

“Excluded Collateral” means, collectively:

(a) Voting Stock of any Subsidiary that is not a domestic Subsidiary to the extent that such Voting Stock would exceed 65% of all of the Voting Stock of such Subsidiary;

(b) motor vehicles and other goods covered by a certificate of title;

(c) leasehold interests in real property with respect to which any Credit Party is a tenant or subtenant;

(d) rights under any contracts that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9- 406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(e) property and assets owned by any Credit Party that are the subject of any permitted lien relating to indebtedness incurred in connection with capital leases and purchase money indebtedness permitted under the Exit Facility for so long as such permitted liens are in effect and the indebtedness secured thereby otherwise prohibits any other liens thereon;

(f) any deposit account as to which all or a substantial portion of the funds on deposit are used for funding (i) payroll accounts, (ii) 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation, (iii) health care benefits, and (iv) escrow arrangements (e.g., environmental indemnity accounts);

(g) permitted letter of credit cash collateral accounts

(h) property and assets owned by any Credit Party in which a lien may not be granted without governmental approval or consent (but only for so long as such Credit Party has not obtained such approval or consents);

(i) property and assets owned by any Credit Party to the extent the cost of obtaining a lien thereon would be excessive in relation to the benefit thereof in the Agent’s reasonable judgment after consultation with such Credit Party;

(j) assets sold in compliance with the Exit Facility Loan Documentation to a Person that is not a Credit Party;

(k) assets owned by a Guarantor after the sale of such Guarantor as permitted by the Exit Facility Loan Documentation; and

(l) any letter of credit rights for a specified purpose to the extent a Credit Party is required by applicable law to apply the proceeds of such letter of credit rights for such specified purpose.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each calendar month of Parent for the most-recently ended twelve calendar months (“TTM Period”), of (a) EBITDA for such TTM Period, minus cash taxes paid during such TTM Period, minus Capital Expenditures during such TTM Period (excluding Capital Expenditures to the extent financed with Indebtedness for borrowed money (other than Indebtedness incurred under the Exit Facility)) to (b) Fixed Charges for such TTM Period, all calculated for Parent and its subsidiaries on a Consolidated basis; provided, for calculations of Fixed Charge Coverage Ratio with respect to any TTM Period which includes a period of time prior to the Effective Date (as defined in the Plan), the component of the Fixed Charge Coverage Ratio and Fixed Charges comprising Interest Expense, shall be determined on an annualized basis based upon the Interest Expense incurred from the Closing Date through the end of such TTM Period being tested (the “Interim Period”), by dividing such Interest Expense incurred during the Interim Period by the number of days in such Interim Period and multiplying the result thereof by 365.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense for such period, plus cash payments during such period for previously accrued employee benefits, plus management fees paid to affiliates of any Credit Party during such period, plus scheduled principal payments on Indebtedness required to be made during such period (excluding the principal payment obligations under the Pre-Petition Senior Secured Notes and the DIP Facility which arose on their respective maturity dates and certain payments relating to settlements of disputed trade accounts with certain large vendors, as contemplated by and included in projections provided to Agent prior to the date of this Commitment Letter), plus scheduled dividends or distributions paid in cash during such period, plus Capital Lease Obligation payments during such period, all calculated for Parent and its subsidiaries on a Consolidated basis.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Guaranty Obligation” means, with respect to Parent and its subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) take-or-pay obligations not entered into for the purpose of assuring in any other manner the obligee of such obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” means, with respect to Parent and its subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a) all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under non-competition, earn-out or similar agreements), except (i) trade payables arising in the ordinary course of business not more than ninety (90) days past due and (ii) trade payables arising in the ordinary course of business that are more than 90 days past due, but which are subject to a bona fide dispute;

(c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all Guaranty Obligations of any such Person;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any;

(h) all obligations of any such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property or any other Off-Balance Sheet Liability; and

(i) all Net Hedging Obligations.

For all purposes hereof, the Indebtedness of any Person (i) shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) shall not include multi-period ordinary course capital purchase arrangements. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock.

“Insignificant Subsidiaries” means any direct or indirect Subsidiaries of Parent that individually or in the aggregate, have assets, liabilities and revenues below certain threshold amounts to be determined by Agent in its sole discretion and memorialized in the Loan Documentation.

“Interest Expense” means, with reference to any period, the interest expense (net of interest income) of Parent and its subsidiaries calculated on a Consolidated basis for such period.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Issuing Bank” means (i) Agent (or an affiliate thereof), (ii) a Lender (or an affiliate thereof) selected by or acceptable to the Agent or (iii) a bank or other legally authorized Person selected by or acceptable to the Agent in its sole discretion and guaranteed by the Agent (or an affiliate thereof).

“Letters of Credit” means the letters of credit issued pursuant to the Exit Facility.

“LIBOR” will mean, for any interest period with respect to any LIBOR loan, the rate per annum equal to the rate determined by CIT to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association

Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such interest period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two (2) business days prior to the first day of such interest period. The Borrowers may elect to use 1, 2, 3 or 6 month LIBOR provided (i) the Borrowers give CIT at least three business days prior notice of such election and (ii) no default is then outstanding under the Loan Documentation. Interest on LIBOR-based loans will be computed and payable at the end of the applicable LIBOR interest period (or, in the case of any interest period longer than three months, at the end of each three month period) in arrears on the basis of a 360 day year and based on the actual number of days elapsed.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of the Exit Facility, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means, as of any date of determination, the sum of (i) Revolving Credit Availability, plus (ii) Qualified Cash.

“Net Income” means, with reference to any period, the net income (or loss) of Parent and its subsidiaries calculated on a Consolidated basis for such period.

“Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (d) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) operating leases.

“Permitted Acquisitions” means any investment by any Credit Party in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person, if each such acquisition meets certain specific terms, conditions, limitations and requirements that will be more fully set forth in the Loan Documentation.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and cash equivalents of the Borrowers that is in deposit accounts or in securities accounts, or any combination thereof, all of which deposit accounts or securities accounts are the subject of control agreements providing to the Agent, a perfected first priority lien and security interest and are maintained by banks or securities intermediaries located within the United States; provided, however that Qualified Cash shall not include L/C cash collateral.

“Reimbursement Obligation” means the joint and several obligation of the Borrowers to reimburse the applicable Issuing for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Restricted Payments” means and includes the payment of any dividends (other than dividends paid in the form of Capital Stock) upon Capital Stock, distributions of cash or property to the holders of Capital Stock, Equity Redemptions, voluntary prepayments of principal on the Senior Secured Notes and other similar payments.

“Restricted Telecom Operator” means any person that is a provider of telecommunication, information and data services and the majority of whose revenues are derive from the provision of such services.

“Revolving Credit Availability” means” (i) the difference between (A) the lesser of (x) the aggregate commitment of all Lenders to make revolving credit loans (as the same may be reduced pursuant to the terms of the Exit Facility Loan Documentation) and (y) the borrowing base amount and (B) the sum of all outstanding revolving credit loans, swingline loans, and the L/C obligations.

“Revolving Credit Commitment” means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the account of the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite the name of such Lender on the signature pages hereto (and thereafter opposite such Lender’s name on the Register), as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Closing Date shall be the Maximum Credit Amount.

“Revolving Credit Loans” means any revolving loan made to the Borrowers pursuant to the Exit Facility, and all such revolving loans collectively as the context requires.

“Senior Secured Notes Indenture” means the indenture, dated as of October 2012, executed by and among the Credit Parties party thereto and the New Trustee.

“Specified Amendments” means, with respect to the terms of the Senior Secured Notes, such amendments thereto as may be agreed to by Agent in its sole discretion.

“Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any affiliate of a Lender).

“Three-Month LIBO Rate” will mean, for any day, the greater of (i) the rate per annum equal to the rate determined by CIT to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day). In the event that such rate is not available at such time for any reason, then the “3-Month LIBO Rate” for such day shall be determined by CIT by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by CIT and, in the absence of availability, such other method as may be selected by CIT in its sole discretion.